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                                                                      EXHIBIT 21
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                         SUBSIDIARIES OF RIDGEVIEW, INC.

      Name                                           Jurisdiction of Incorporation
      ----                                           -----------------------------

Ridgeview Ltd.                                       Cayman Island

Seneca Knitting Mills Corporation                    New York

GPM Corporation                                      New York

Seneca Knitting Mills, International                 United States Virgin Islands
Sales, Inc.

A Child's View, Inc.                                 North Carolina

Ridgeview Foundation, Inc.                           North Carolina

Tri-Star Hosiery Mills, Inc.                         North Carolina